THIS NOTE HAS NOT BEEN THE SUBJECT OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND HAS BEEN ISSUED IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THIS NOTE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER SUCH SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

THIS NOTE HAS NOT BEEN THE SUBJECT OF REGISTRATION UNDER THE
TEXAS SECURITIES ACT OF 1957 AND IS BEING SOLD IN RELIANCE UPON AN EXEMPTION CONTAINED IN SECTION 5.I OF THE TEXAS SECURITIES ACT AND
SECTION 109.13 OF THE TEXAS ADMINISTRATIVE CODE. THIS NOTE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR UNLESS
AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                  NON-NEGOTIABLE 10% PROMISSORY NOTE

$200,000                                             Round Rock, Texas
October 19, 1995


           FOR VALUE RECEIVED, the undersigned, ILINK, Ltd., a Utah limited partnership (the "Maker"), hereby promises to pay to the order of Scott Cook (the "Payee") at 1700 Pacific Avenue, Suite 500, Dallas, Texas 75201, or at such other place as the holder hereof may from time to time designate in writing, the principal amount of two hundred thousand dollars ($200,000) in one installment, due upon the earlier of: (i) December 22, 1995; or (ii) the Maker's receipt of proceeds of at least an aggregate of one million dollars ($1,000,000) from an equity financing conducted by the Maker, together with simple interest from and after the date hereof at the rate of ten percent (10%) per annum computed on the unpaid principal balance. Interest shall be payable at such time as the outstanding principal balance hereunder shall be due. This Note may not be negotiated, assigned or transferred by the Payee. By acceptance of this Non-Negotiable 10% Promissory Note (the "Note"), the Payee represents, warrants, covenants and agrees that it will abide by and be bound by its terms.

           Repayment of amounts outstanding and/or owing hereunder is: (i) secured pursuant to the terms of a certain security agreement, dated as of the date hereof, between the Maker, the Payee and Medcross, Inc. ("Medcross") and a certain pledge agreement, dated as of the date hereof, between Clay Wilkes and Medcross; and (ii) guaranteed, in part, pursuant to the terms of a certain Guaranty, dated as of the date hereof, executed by Medcross.

           The unpaid principal balance and/or any applicable interest under this Note may be prepaid in part or in full by the Maker without penalty, upon notice to the Payee stating the repayment amount and repayment date.
                                         86
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           Except as set forth herein, Maker waives presentment, demand and presentation for payment, notice of nonpayment and dishonor, protest and notice of protest and expressly agrees that this Note and/or any payment hereunder or pursuant hereto may be extended from time to time by the Payee without in any way affecting the liability of Maker.

           Any notice required by the provisions of this Note to be given to the Payee shall be in writing and may be delivered by personal service, facsimile transmission or by registered or certified mail, return receipt requested, with postage thereon fully prepaid or overnight delivery courier. All such communications shall be addressed to the Payee of record at its address appearing on the books of the Maker. Service of any such communication made only by mail shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or at the expiration of the third business day after the date of mailing, whichever is earlier in time. Whenever any provision of this Note requires a notice to be given to the Maker by the Payee, then and in each such case, such notice shall be in writing and shall be sent by registered or certified mail, return receipt requested with postage thereon fully prepaid to the Maker at its principal place of business. No notice required hereunder shall be valid unless signed by the Payee giving the notice unless signed by the Payee required to give such notice.

           Upon the occurrence of any Event of Default (as hereafter defined), this Note shall be considered to be in default and the entire unpaid principal sum hereof, together with accrued interest, shall at the option of the holder hereof become immediately due and payable in full. The following shall each constitute an event of default ("Event of Default") hereunder: (i) the failure to pay when due any interest hereunder or any of the principal sum hereof and the continuance of such failure for a period of thirty (30) days after written notice from the Payee to the Maker of such failure; (ii) the violation by Maker of any covenant or agreement contained in this Note and the continuance of such violation for a period of thirty (30) days after written notice from the Payee to the Maker of such failure; (iii) the assignment for the benefit of creditors by the Maker; (iv) the application for the appointment of a receiver or liquidator for the Maker or for property of the Maker; (v) the filing of a petition in bankruptcy by or against the Maker; (vi) the issuance of an attachment or the entry of a judgment against the Maker in excess of $100,000;
(vii) the making or sending of a notice of an intended bulk sale by the Maker;
(viii) the termination of existence, dissolution or insolvency of the Maker; or
(ix) any change in control of the Maker. Upon the occurrence of an Event of Default and the placement of this Note in the hands of an attorney for collection, the Maker agrees to pay reasonable collection costs and expenses, including reasonable attorneys' fees and interest from the date of the default at the rate of fifteen percent (15%) per annum computed on the unpaid principal balance.

           The validity and construction of this Note and all matters pertaining hereto are to be determined in accordance with the laws of the State of Texas without regard to the conflicts of law principles thereof.
                                          87
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           IN WITNESS WHEREOF, the Maker, by its appropriate officers thereunto duly authorized, has executed and affixed its corporate seal upon this Note as of this 19th day of October, 1995.

                                      ILINK, Ltd.



                                      By:   /s/ Clay Wilkes
                                      Clay Wilkes, President of
                                      G Net Enterprises, Inc., as the
                                      General Partner of ILINK, Ltd.
                                         88
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